EXHIBIT 10(r) Employment Agreement dated April 12, 1999 between the Registrant and H. Dane Reynolds

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made and entered into as of the 12th day of April, 1999, by and between One Price Clothing Stores, Inc., a Delaware corporation with its principal place of business in Spartanburg County, South Carolina, hereinafter referred to as "Employer," and H. Dane Reynolds, a resident of North Carolina, hereinafter referred to as "Employee."

                              W I T N E S S E T H :

         For and in consideration of the mutual covenants and promises of the parties hereto and the benefits inuring to the parties hereto, Employer and Employee agree as follows:

1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, Employer employees Employee as its Senior Vice President and Chief Financial Officer and Employee accept such employment with Employer. The employment hereunder shall commence on the date the Employee reports for full-time work, currently scheduled for April 12, 1999.

      2. TERM. The employment hereunder shall continue for a term of two years, unless terminated earlier, as hereinafter provided.

         3. DUTIES OF EMPLOYEE. Employee shall serve Employer faithfully and to the best of his ability. Employee shall devote his full time and efforts to his duties as an employee of the Employer.

4.       COMPENSATION AND BENEFITS.

(a) Salary. For all services rendered to Employer under this Agreement, Employer shall pay Employee an annual base salary of not less than $240,000, subject to annual review, payable in bi-weekly installments in accordance with the usual payroll practice of Employer, less all legally required deductions.

(b) Bonus. Employee shall be subject to the normal management bonus structure, as approved annually by the Board of Directors, provided, however, that solely for fiscal 1999 Employee shall be entitled to a guaranteed bonus of $30,000, payable upon payment of 1999 bonuses to other management personnel, anticipated to be in March of 2000.


(c) Special Stock Option. As an inducement to Employee joining the Company, Employee shall receive a grant of 40,000 stock options for the purchase of shares of Employer's common stock, with an exercise price equal to the average of the high and low sales price per share of such common stock on the effective date of this agreement, exercisable twenty (25) percent annually commencing twelve (12) months from the day of grant. The "grant date" of such options shall be the day the Employee reports for full-time work. Employee understands and agrees to file a Form S-8 with respect to such options with the Security and Exchange Commission.

(d) Loan. A loan of $70,000, bearing interest at a rate of __ % per annum will be made to Employee upon commencement of his employment. Such loan shall be repaid, along with all interest accrued and unpaid, within 30 days of the sale of Employee's home in North Carolina; provided, however, that such loan and interest shall, in any event, be due and payable no later than twelve months from the effective date of this agreement. Employee agrees to sign a loan agreement and promissory note with the Company evidencing said loan and repayment terms.

(e) Other Benefits.

(i) During the term of his employment, Employee shall be entitled to participate in all employee benefits as are customarily provided to its officers by Employer, and to participate in such other employee benefits as may from time to time be instituted by Employer's Board of Directors.

(ii) Employee shall also be entitled to reimbursement of all reasonable hotel, travel, entertainment and other business expenses actually incurred by Employee in the course of Employee's employment upon submission to Employer of satisfactory documentation thereof.

(f)      Moving Expenses.  Employer shall reimburse Employee for:

(i) House Hunting trip to include two nights, three days to include meals and lodging.

(ii) Transportation of household goods and effects, and not more than (1) automobile, plus mileage incurred driving car(s) from North Carolina to South Carolina.

(iii) Upon reporting for work Employer agrees to reimburse Employee for up to six (6) months for the cost of interim living expenses, such reimbursement to cover lodging only. Total cost of interim living expense not to exceed $5,000.

(iv) Employer shall pay brokerage fees up to 6% and similar expenses related to the sale of Employee's home and for loan origination fees up to 1% for purchase of a new home. This payment will be made upon presentation of documentation on or after the first day of employment.


(g)                    Payments Upon Termination.

(i) In the event Employee is terminated by Employer, without cause, Employer shall continue Employee's salary following Employee's termination for six (6) additional months at Employee's annual base salary in effect at the date of Employee's termination, payable in accordance with Employer's usual payroll practices.

(ii) In addition, provided Employee has diligently pursued another position following his involuntary termination, in the event Employee has not taken a position with another entity (including a position with a company, or partnership, or substantially full-time self employment) by the end of six months from the date of Employee's involuntary termination, Employer shall pay to Employee up to an additional six (6) months salary continuation on a bi-weekly basis so long as other employment has not begun, and Employee is continuing to diligently pursue another position. Employer shall be entitled to receive from Employee, upon request, reasonable proof of such diligent efforts(s) to pursue another position, failing which, such additional six months of salary shall cease.

                      (iii) In the event Employee voluntarily terminates his employment with Employer, or is terminated for "cause", he shall be entitled to no additional payment upon such termination other than any then accrued but unpaid salary, vacation pay, or other normal reimbursement items. "Cause" shall mean (a) commission by Employee of any felony, (b) the commission by Employee of any crime or other activity involving dishonesty or moral turpitude, (c) the engagement by Employee in any act of fraud, misappropriation or similar misfeasance, (d) the engagement by Employee in any activity in contravention of paragraph 5 hereof ("Confidential Information") or otherwise resulting in a material adverse effect to Employer or (e) repeated non-attentiveness by Employee to his duties under this Agreement, provided, however, that prior to any termination based on cause hereunder, Employee shall have received written notice from the President & CEO and the Chairman of the Board of Directors stating in reasonable detail the basis therefor and shall be given an opportunity to meet with such individuals regarding the grounds for such termination.

(h) Change of Control. In the event the Employee's employment with the Company is terminated by the Employer without Cause, or for "Good Reason" by the Employee, within 24 months after "Change of Control" of Employer (an "Employment Event"), then Employer shall pay to Employee, in one lump sum, an amount equal to eighteen (18) months severance pay rather than the maximum of twelve (12) months severance pay currently provided for in the Agreement. Termination for "Good Reason" shall be deemed to have occurred, and the Employee shall be entitled to the benefits of this provision, if the Employee voluntarily terminates his employment after 30 days written notice to Employer and following the occurrence of any of the following events, provided a "Change of Control" has occurred:


                  (i) the assignment to the Employee of any duties inconsistent with the highest position (including status, offices, titles and reporting requirements), authority, duties or responsibilities attained by the Employee during the period of his employment with the Employer or any action by the Employer which results in a material diminishment in such position, authority, duties or responsibilities as were in effect immediately prior to the Change of Control;

   (ii) a decrease in the Employee's compensation (including base salary, bonus or fringe benefits)

   (iii) relocation by Employer of the Employee more than 50 miles outside of the Greenville/Spartanburg area of South Carolina; or

   (iv)  failure of any successor of the Employer to comply with this Agreement.

         In consideration for the benefits conferred to Employee under this provision, in the absence of an Employment Event Employee agrees to continue his employment, following a "Change of Control," for a minimum period of six (6) months.

         In addition, should a "Change of Control" occur, all stock options granted by Employer to Employee, and not yet expired as of the date of such "Change of Control," shall become immediately exercisable. In such event, the normal expiration date shall apply to such options, provided, however, that Employee shall have 90 days to exercise such options in the event of termination following an Employment Event.

         For purposes hereof, "Change of Control" shall be deemed to have occurred following either of the following two events:

(i) A change in the Board of Directors of the Company, with the result that members of the Board, as elected by the stockholders of the Company on June 10, 1998 ("Incumbent Directors"), no longer constitute a majority of such Board, provided that any person who becomes a director and whose appointment or election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof; or;

(ii) The occurrence of a Section 11 (a) (ii) Event, as defined in the Shareholders Rights Agreement, dated November 3, 1994, between Wachovia Bank of North Carolina, N.A., as Rights Agent, and Employer ("Right Agreement"), as amended, provided, however, that for those purposes the applicable percentage for a Change of Control to arise from a change in stock ownership shall be 40% and not 20% as provided for in the Rights Agreement.



5. CONFIDENTIAL INFORMATION. Employee acknowledges that during his employment he will have access to confidential information belonging to the Employer. Such confidential information shall consist of all information disclosed to Employee as a result of employment by Employer not generally known in the retail business in which Employer is engaged including information concerning Employer's suppliers, including the costs, quantities and types of goods supplied, and the identity of such suppliers; information concerning the Employer's marketing and/or sales strategy or plans; real estate strategy and expansion plans; all pricing information relating to merchandise offered for sale by Employer, customers' list and all information dealing with customers' needs or preferences; all data processing information; all financial information including financial statements, financing plans and forecasts, and any and all information designated or marked as confidential. Employee will not use or disclose, or otherwise made available, such confidential information to any other person or entity without prior express written consent of Employer, either during or following the termination of Employee's employment. Upon termination of employment, Employee shall turn over to Employer all property then in his possession or custody belonging to Employer and shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of Employer.

6.   NON-COMPETITION.

            (a) Upon termination of Employee's employment with employer, whether voluntary or involuntary, and whether with or without cause, Employee will not, for a period of one (1) year from date of such termination, conduct or engage in, directly or indirectly, alone or jointly, with any other person or corporation as agent, consultant, employee, manager, purchaser, proprietor, stockholder, co-partner, or otherwise, and type of "Off-price" retail apparel business whose price points and/or customer base could reasonably be considered in competition with the business of Employer, either now or at the time of such termination. Ceiling price points and single price point concepts shall be included. This restriction applies to the continental United States.

            (b) Employee agrees not to employ or cause to be employed any other employee of Employer for a period of three (3) years after Employee's termination of employment. This restriction applies to any type of business which Employee may enter.

7. RELEASE. In the event of involuntary termination, and in consideration for Employer's agreements hereunder, Employee agrees to execute a release in favor of Employer in form and substance reasonably satisfactory to Employer.


8. NOTICES. All notices, consents, changes of address and other communications (hereinafter referred to as "Notice(s)" required or permitted to be made under the terms of this Agreement shall be in writing and shall be (i) personally delivered by an agent of the relevant Party, or (ii) transmitted by postage prepaid, certified or registered mail:

                           To Employer:     One Price Clothing Stores, Inc.
                                            Post Office 2487
                                            Spartanburg, SC 29304-2487

                           To Employee:     H. Dane Reynolds



9. WAIVER OF BREACH. The waiver of Employer of a breach by Employee of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

10. ASSIGNMENT. Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign any Employee's rights or delegate any of Employee's duties or obligations under the Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of an all be binding upon the Employer, and its successors and assigns.

11. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to Employer that he is under not obligation to or bound by any contract with any person, corporation or other entity which would prohibit or in any way interfere with the performance of his duties and obligations to Employer under this Agreement.

12. SEVERABILITY. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, or the application of each provision to any other fact or circumstances.

13. ENTIRE AGREEMENT, MODIFCATION OR AMENDMENT. This Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior oral or written agreements. This Agreement may be modified or amended from time to time by the mutual agreement of the parties hereto. No modification or amendment of this Agreement shall be binding upon either party unless it is in writing and executed by the party sought to be charged.

14. COUNTERPARTS. This Agreement may be executed in one or more counter- parts, all of which taken together shall constitute one instrument.


15. CAPTIONS.The captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to South Carolina's rules of conflicts of law, and regardless of the place or places of its physical execution and performance.

17. ENFORCEMENT. This Agreement may only be enforced in a court of competent jurisdiction in Spartanburg County, South Carolina. Employee agrees to submit to the jurisdiction of a court of competent jurisdiction in Spartanburg County, South Carolina, whether or not then residing in South Carolina. The prevailing party shall be entitled to recover from the other party the cost of any court action, including reasonable attorney's fees.




  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

 Witnesses:                                      One Price Clothing Stores, Inc.

 /s/ Diane O'Bryant                              By:  /s Larry I. Kelley
                                                      Larry I. Kelley
                                                      President &
                                                      Chief Executive Officer
         As to Employer
                                                             "EMPLOYER"

                                                              (SEAL)

         /s/ Diane O'Bryant

                                                      /s/ Howard D. Reynolds
         As to Employee